Amicus Therapeutics Secures $400 Million Non-Dilutive Debt Financing

$400M Debt Facility Provides Path to Profitability Without the Need for Any Future Dilutive Financings

Self-sustainable Financial Profile Achieved with Comprehensive, Low Cost Debt Structure and Includes Retiring Prior Term Loan

Company Reiterates 2020 Galafold Revenue of $250-$260M and 2020 Operating Expense Guidance

CRANBURY, NJ, July 17, 2020 – Amicus Therapeutics (Nasdaq: FOLD), a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel medicines for rare diseases, today announced that it has executed a definitive agreement for a $400 million credit facility with Hayfin Capital Management (“Hayfin”). The strategic financing allows Amicus to deliver on its mission for patients and shareholders and places it firmly on a path to profitability and its vision to become one of the world’s leading biotechnology companies focused on rare genetic diseases.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, stated: “Today’s agreement with Hayfin has provided us a path to attain profitability without the need to access the equity markets. Our continued revenue growth, prudent expense management and great growth potential has allowed us to reach this important milestone as we continue to achieve on our vision of delivering groundbreaking and potentially curative new medicines for people living with rare diseases around the world.”

Key features of this new credit facility include:
•Interest rate at 6.5% above LIBOR, subject to a 100-basis-point floor
•Requires interest-only payments until mid-2024 and matures in 2026
•The full amount of this senior-secured term loan facility is available and will be fully drawn at close
•There are no warrants or any equity conversion features associated with the loan
•The proceeds will be used to refinance existing debt and for other general corporate and product development purposes

Howard Rowe, Managing Director and Head of Healthcare at Hayfin Capital Management, commented: "Our investment in Amicus, with its strong position in rare diseases, is consistent with our strategy to back innovative life sciences businesses. We look forward to working with the Amicus team."

Daphne Quimi, Amicus Chief Financial Officer, added: “Securing this financing with market setting terms gives us a strong financial platform to advance both patient and Amicus shareholder interests. Defining now a clear path to profitability, without the need for any future dilutive financing, reflects the global profile of Amicus today and our future. The execution of our plan will require strong financial discipline, continued oversight guided by financial performance and the passionate entrepreneurship of our Amicus team. We are fully on track this year to achieve Galafold revenue between $250 million to $260 million and we are confident in achieving operating expense within the stated range.”

Subject to completion of customary closing conditions, the new loan is expected to be funded prior to August 4, 2020.
Cowen acted as sole financial advisor to Amicus Therapeutics on this transaction.

About Amicus Therapeutics
Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare metabolic diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a robust pipeline of cutting-edge, first- or best-in-class medicines for rare metabolic diseases. For more information please visit the company’s website at www.amicusrx.com, and follow us on Twitter and LinkedIn.

About Hayfin Capital Management
Hayfin Capital Management (“Hayfin”) is a leading European alternative asset management firm with approximately €15 billion of assets under management. Since it was founded in 2009, Hayfin has invested c.€20 billion of capital across more than 340 portfolio companies. Hayfin focuses on delivering best-in-class risk-adjusted returns for its investors across five strategies: Direct Lending, Special Opportunities, High-Yield Credit, Structured Products and Private Equity Funds. Hayfin has a diverse international team of over 135 experienced industry professionals with offices globally, including headquarters in London and offices in Frankfurt, Luxembourg, Madrid, Milan, New York, Paris and Tel Aviv. Hayfin is authorized and regulated by the Financial Conduct Authority. Further information can be found at www.hayfin.com.
Non-GAAP Financial Measures
In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release. When we provide our expectation for non-GAAP operating expenses on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains or losses. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

CONTACTS:

Investors/Media:
Amicus Therapeutics
Andrew Faughnan
Director, Investor Relations
afaughnan@amicusrx.com
(609) 662-3809

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